LEASE MODIFICATION AGREEMENT

THIS LEASE MODIFICATION AGREEMENT dated October 1, 2014, by and between 280 Holdings, LLC whose address is 1044 Route 23, Suite 100, Wayne, NJ 07470 (herein called "Landlord"), and Fusion NBS Acquisition Corp. whose address is 420 Lexington Ave., Suite 1718, New York, NY 10170 (herein called "Tenant").

Witnesseth:

WHEREAS, Landlord and Tenant entered into an Agreement dated October 2012, which was modified on September 15, 2014 whereby Tenant leased from Landlord certain space in the building located at 155 Willowbrook Blvd. in Wayne, New Jersey (hereinafter referred to as "the Lease"), and

WHEREAS, the Landlord and the Tenant desire to modify the Lease as hereinafter set forth;

NOW THEREFORE, in consideration of these presents, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1. Effective January 1, 2015, Tenant will take possession of Suite 120, consisting of approximately 675 Square Feet of gross leasable area, including an 18% factor for common areas, in addition to their current demised premises which consists of approximately 10,757 Square Feet of gross leasable area, including an 18% factor for common areas, bringing the Tenant's total demised premises to 11,432 Square Feet of gross leasable area, including an 18% factor for common areas.

2. Effective January 1, 2015, the Base Rent for the balance of the term of the Lease shall be Four Hundred Fifty Four Thousand One Hundred Fourteen Dollars and Twenty Four Cents ($454,114.24), payable in monthly installments as follows:

1/1/15 – 10/31/15:	$12,401.86 per Month
11/1/15 – 10/31/16:	$13,303.28 per Month
11/1/16 – 10/31/17:	$14,204.69 per Month

3. The First sentence of Article 6.7 is modified to read as follows:

   "Tenant shall pay Landlord for electric energy in the Leased Premises (Electric Charge) the sum of Twenty Five Thousand Three Hundred Eighty Two Dollars and Fifty Cents ($25,382.50) per annum (i.e. $2.22 per square foot of rentable area of the Leased Premises) in equal monthly installments of Two Thousand One Hundred Fifteen Dollars and Twenty One Cents ($2,115.21), or a pro rata portion of same amount for any partial month, each on the first day of each month during the Term of this Lease effective on January 1, 2015."

   The remainder of Article 6.7 remains unchanged.

4. Effective January 1, 2015, Tenant's Proportionate Share for the Leased Premises shall be modified from 21.26% to 22.60%.

AK

5. Effective upon signing of this document, Tenant's exclusive parking spaces shall be increased from 8 to 12. As per Paragraph 2 of the September 15, 2014 Lease Modification Agreement, these additional 4 exclusive parking spaces are hereby designated the spaces for Overnight, Weekend and/or Holiday Vehicles.

6. Prior to January 1, 2015, Landlord, at its own cost and expense, shall create an archway connecting Suite 120 to Suite 130. Otherwise, Tenant accepts Suite 120 in "As Is" condition.

7. The Lease is hereby ratified and affirmed and considered to be in full force and effect according to its terms and provisions except as specifically extended and modified hereby. Any and all other modifications and amendments shall not be effective unless in writing and signed by the Landlord and Tenant.

8. This Agreement shall be binding upon and inure to the benefit of the Landlord's and Tenant's successors, administrators, executors, and assigns.

IN WITNESS WHEREOF, the Landlord and Tenant, acting through duly authorized representatives, have caused this Lease Modification Agreement to be signed the date and year first above written.

Witness: **280 HOLDINGS, LLC, LANDLORD**

by: Paul S. Schuckalo, General Manager

Witness: **FUSION NBS ACQUISITION CORP., TENANT**

By: AUTHORIZED SIGNATURE
President